                                                                Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                  INFINITY FINANCIAL TECHNOLOGY-DELAWARE, INC.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and know, identified, and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

                                    ARTICLE I

                  The name of the Corporation is Infinity Financial Technology-Delaware, Inc. (hereinafter called the "Corporation").

                                   ARTICLE II

                  The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington 19805, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                   ARTICLE III

                  The nature of the business and the purposes to be conducted and promoted by the Corporation shall be: To conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

                  The Corporation is authorized to issue two classes of shares to be designated respectively "Preferred" with a par value of $0.001 per share ("Preferred Stock") and "Common" with a par value of $0.001 per share ("Common Stock"). The total number of Preferred shares authorized is 6,541,667 and the total number of Common shares authorized is 25,000,000.

The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. Subject to applicable protective voting rights which have been or may be granted to the Preferred Stock, the Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix, alter or reduce the number of shares comprising any such series (but not below the number of such shares outstanding for any such series) and the designation thereof, or any of them, and to provide for rights and terms of redemption or conversion of the shares of any such series.

A description of the respective classes and series of stock and a statement of the designations, preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions of the Preferred and Common Stock are as follows:

         1. Designation and Amount. There shall be designated a Series A Preferred Stock (the "Series A Preferred"), and the number of shares constituting such series shall be 500,000, and there shall be designated a Series C Preferred Stock (the "Series C Preferred"), and the number of shares constituting such series shall be 1,041,667.

         2.       Dividends and Distributions.

                  (a) Subject to the provisions for adjustment hereinafter set forth, the holders of shares of Series C Preferred shall be entitled to receive, when, as and if declared by the Board of Directors (the "Board") out of funds legally available for the purpose, an annual cash dividend in the amount of $0.1352 per share (as adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like (collectively, a "Recapitalization") with respect to the Series C Preferred), prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock) on the Series A Preferred or Common Stock of the Corporation. Such dividends shall not be cumulative, and no right shall accrue to holders of Series C Preferred by reason of the fact that dividends on such shares are not declared or paid in any year.

                  (b) After full payment of any preferential dividends with respect to the Series C Preferred pursuant to Section 2(a) above and subject to the provisions for adjustment hereinafter set forth, the holders of shares of Series A Preferred shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, an annual cash dividend in the amount of $0.04 per share of Series A Preferred (as adjusted to reflect a Recapitalization with respect to the Series A Preferred), prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock) on the Common Stock of the Corporation. Such dividends shall not be cumulative, and no right shall accrue to holders of Series A Preferred by reason of the fact that dividends on such shares are not declared or paid in any year.

                  (c) Notwithstanding Sections 2(a) and 2(b) hereof, the Corporation may at any time, out of funds legally available therefor, repurchase shares of Common Stock of the Corporation (i) issued to or held by employees, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase, or (ii) issued to or held by any person subject to the Corporation's right of first refusal to purchase such shares where the purchase is pursuant to the exercise of such right of first refusal, in either case whether or not dividends on the Preferred Stock shall have been declared and paid or funds set aside therefor.

         3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, distributions shall be made to the holders of Series A Preferred, and Series C Preferred in respect of such Series A Preferred and Series C Preferred before any amount shall be paid to the holders of Common Stock in respect of such Common Stock, in the following manner:

                  (a) Series A Preferred and Series C Preferred. The holders of the Series A Preferred and Series C Preferred shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of its capital stock an amount per share equal to $.40 per share of Series A Preferred and $1.69 per share of Series C Preferred, as adjusted to reflect any Recapitalization of the Series A Preferred and Series C Preferred, plus all declared and unpaid dividends, if any. If, upon the occurrence of a liquidation, dissolution or winding up, the assets and funds thus distributed among the holders of the Series A Preferred and Series C Preferred shall be insufficient to permit the payment to such holders of their full liquidation preferences, then the entire assets and funds of the Corporation legally available for distribution to the holders of capital stock shall be distributed ratably among the holders of the Series A Preferred and Series C Preferred in proportion to the aggregate preferential amounts owed to each such holder.

                  (b) Series C Preferred and Common Stock. After full payment of the liquidation preference with respect to all shares of (i) Series A Preferred and Series C Preferred pursuant to Section 3(a) above, and (ii) stock designated to or authorized after the date hereof that has rights, preferences and privileges senior to the Series C Preferred, the holders of Series C Preferred Stock and Common Stock shall be entitled to share ratably based on the number of shares of Common Stock held by each (assuming conversion of all such Series C Preferred) until the holders of Series C Preferred shall have received pursuant to this Section 3(b) an aggregate amount equal to the lesser of (x) $1.69 and (y) an amount equal to accrued interest on $1.69 at the simple rate of fifteen percent (15%) per annum, based on a 365 day year, commencing on the date that a share of Series C Preferred is first issued and sold by the Corporation.

                  (c) Common Stock. If assets are remaining after payment of the full preferential amount with respect to the Preferred Stock, then the holders of the Common Stock shall be entitled to share ratably based upon their ownership of Common Stock in all such remaining assets and surplus funds.

                  (d)      Events Deemed a Liquidation. For purposes of this
Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by and to include a Corporate Sale (as defined below). For purposes of this Article IV, a "Corporate Sale" shall mean (i) any acquisition of the Corporation by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary that results in the Corporation's stockholders immediately prior to such merger or consolidation not holding at least 50% of the voting stock of the surviving corporation, or (ii) any other transaction or series of related transactions that will result in the Corporation's stockholders immediately prior to such transaction, or series of related transactions, not holding at least 50% of the voting stock of the Corporation, (other than a transaction or series of transactions involving the original issue of shares of capital stock by the Corporation for cash or cancellation of indebtedness) or (iii) a sale or other transfer of all or substantially all of the assets of the Corporation, or (iv) any transfer (including transfer by exclusive license) of all or substantially all of the Corporation's rights to its technology (other than any exclusive license of such technology for limited geographic territories which does not result in the transfer of more than fifty percent (50%) of the Corporation's business operations as determined on the basis of revenue accrued by the Corporation during the preceding twelve (12) month period); for purposes of clauses (iii) and (iv) above, both the quantum of assets or rights to technology involved in a sale or other transfer and the effect of such transfer upon the nature of the business of the Corporation shall be taken into account in determining whether such transfer involves all or substantially all of the Corporation's assets or technology.

                  (e) Valuation of Securities and Property. In the event the Corporation proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Corporation, the value of the assets to be distributed to the holders of shares of Preferred Stock shall be determined in good faith by the Board. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

                           (i)      If traded on a securities exchange, the
value shall be deemed to be the average of the security's closing prices on such exchange over the thirty (30) day period ending three (3) days prior to the distribution;

                           (ii)     If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

                           (iii)    If there is no active public market, the
value shall be the fair market value thereof as determined in good faith by the Board.

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board. The holders of at least 50% of the outstanding Series A Preferred and Series C Preferred, voting together as a single class, shall have the right to challenge any determination by the Board of fair market value pursuant to this
Section 3(e), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.

         4. Conversion. The holders of the Series A Preferred and Series C Preferred have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert Series A Preferred and Series C Preferred. Each share of Series A Preferred and Series C Preferred shall initially be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Price (as defined below) per share in effect for such series at the time of conversion into the per share Conversion Value (as hereinafter defined) of such series. The initial Conversion Price per share of the Series A Preferred shall be $.40, and the Conversion Value per share of the Series A Preferred shall be $.40. The initial Conversion Price per share of the Series C Preferred shall be $1.69, and the Conversion Value per share of the Series C Preferred shall be $1.69. The initial Conversion Price per share of the Series A Preferred and the Series C Preferred shall be subject to adjustment from time to time as provided in Section 4(d) hereof, except that no adjustments shall be made to the Conversion Price for the Series A Preferred pursuant to Section 4(d)(iv) below. Upon conversion, all declared and unpaid dividends on the Series A Preferred and the Series C Preferred shall be paid in cash, to the extent legally permitted.

                  (b) Automatic Conversion of Series A Preferred and Series C Preferred. Each share of Series A Preferred and Series C Preferred, shall automatically be converted into shares of Common Stock upon (i) the closing of a sale of the Corporation's Common Stock in an underwritten registered public offering with an aggregate offering price to the public of at least $5,000,000 and an offering price per share to the public equal to or greater than $5.00 (as adjusted to reflect Recapitalizations of the Common Stock), or (ii) the written consent of holders of not less than two-thirds (2/3) of the then-outstanding shares of Series A Preferred and Series C Preferred, voting together as a single class.

                  (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock and to receive certificates therefor, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Corporation and shall give written notice to the Corporation at such office that he or she elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b) hereof, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless and until the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he or she shall be entitled as aforesaid and a check payable to the holder in the amount of any declared and unpaid dividends payable pursuant to Section 4(a) hereof, if any. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred or Series C Preferred to be converted, or, in the case of automatic conversion, immediately prior to the occurrence of the event leading to such automatic conversion, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (d)      Adjustments to Conversion Price.

                           (i)      Special Definitions. For purposes of this
Section 4(d), the following definitions shall apply:

                                    (1)      `Options' shall mean rights,
options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                    (2)      `Convertible Securities' shall mean
any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                                    (3)      `Additional Shares of Common' shall
mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                                           (A)      upon conversion of shares of
Series A Preferred or Series C Preferred;

                                           (B)      to officers, directors or
employees of, or consultants to, the Corporation pursuant to a stock grant, option plan or purchase plan or other employee stock incentive program or agreement approved by the Board, not to exceed 7,300,000 shares (including 4,753,239 shares outstanding as of the Original Issue Date and 1,406,542 shares issuable pursuant to Options outstanding as of the Original Issue Date), net of repurchases and cancellations and expirations (without exercise) of options, since the Original Issue Date;

                                           (C) as a dividend or distribution on
Series A Preferred or Series C Preferred;

                                           (D)      in a transaction described
in Section 4(d)(vi); or

                                           (E)      by way of dividend or other
distribution on shares of Common Stock excluded from the definition of Additional Shares of Common by the foregoing clauses (A), (B), (C), (D) or this clause (E).

                                    (4)      `Original Issue Date' shall mean
January 15, 1994.

                           (ii)     No Adjustment of Conversion Price. No
adjustment in the Conversion Price of the Series A Preferred or the Series C Preferred shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional

Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price for the Series A Preferred or the Series C Preferred, as applicable, in effect on the date of, and immediately prior to, such issue.

                           (iii)    Deemed Issue of Additional Shares of Common.

                                    (1)      Options and Convertible Securities.
In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options and conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                                           (A)      except as provided in
Section 4(d)(iii)(B), no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                           (B)      if such Options or
Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                                           (C)      no readjustment pursuant to
clause (B) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (1) the Conversion Price on the original adjustment date or (2) the Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date.

                           (iv)     Adjustment of Conversion Price Upon Issuance
of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price of the Series C Preferred in effect on the date of and immediately prior to such issue (such issuance price being referred to herein as the "Dilution Price"), then and in each such event the Conversion Price of the Series C Preferred, as applicable, shall be reduced to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued; provided that, for the purposes of this Section 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding Preferred Stock and all outstanding Options (provided such Options have an exercise price below the Conversion Price of the Series A Preferred immediately prior to such issue) and Convertible Securities shall be deemed to be outstanding, and, immediately after any Additional Shares of Common are deemed issued pursuant to Section 4(d)(iii), such Additional Shares of Common shall be deemed to be outstanding.

                           (v)      Determination of Consideration. For purposes
of this Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

                                    (1)      Cash and Property: Such
consideration shall:

                                           (A)      insofar as it consists of
cash, be computed at the aggregate amount of cash received by the Corporation;

                                           (B)      insofar as it consists of
property other than cash, be computed at the fair value thereof at the time of such issue, as determined by the Board in the good faith exercise of its reasonable business judgment; and

                                           (C)      in the event Additional
Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

                                    (2)      Options and Convertible Securities.
The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing.

                                           (A)      the total amount, if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                           (B)      the maximum number of shares
of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                           (vi)     Other Adjustments to Conversion Price.

                                    (1)      Subdivisions, Combinations, or
Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock, the Conversion Price of the Series A Preferred and the Series C Preferred in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

                                    (2)      Distributions Other Than Cash
Dividends Out of Retained Earnings. In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of shares of Series A Preferred and Series C Preferred shall, concurrently with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such series of Preferred Stock is then convertible.

                                    (3)      Reclassifications. In the case, at
any time after the date hereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock or which is treated as a liquidation pursuant to Section 3(d)), or of the sale or other disposition of all or substantially all the properties and assets of the Corporation, the shares of the Series A Preferred and Series C Preferred shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of the Series A Preferred or Series C Preferred into Common Stock. The provisions of this clause 4(d)(vi)(3) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                  (e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred or Series C Preferred pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred or Series C Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred or Series C Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price of the Series A Preferred and Series C Preferred at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred or Series C Preferred.

                  (f) Status of Converted Stock. In case any shares of Series A Preferred or Series C Preferred shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled, shall not be reissuable and shall cease to be a part of the authorized capital stock of the Corporation.

                  (g) Fractional Shares. In lieu of any fractional shares to which the holder of Series A Preferred or Series C Preferred would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board. The number of whole shares issuable to each holder upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of Series A Preferred and Series C Preferred held by such holder at the time of converting into Common Stock.

                  (h)      Miscellaneous.

                           (i)      All calculations under this Section 4 shall
be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                           (ii)     The holders of at least 50% of the
outstanding Series A Preferred or Series C Preferred shall have the right to challenge any determination by the Board of fair value pursuant to this Section 4, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.

                           (iii)    No adjustment in the Conversion Price of the
Series A Preferred or Series C Preferred need be made if such adjustment would result in a change in such Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in such Conversion Price.

                  (i) No Impairment. The Corporation will not by amendment of its Certificate of Incorporation, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred or Series C Preferred against impairment.

                  (j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred and Series C Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred and Series C Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Preferred stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         5. Voting Rights of Common Stock, Series A Preferred and Series C Preferred. Except as otherwise required by law or by Section 8 hereof, the holder of each share of Common Stock issued and outstanding shall have one vote, and the holder of each share of Series A Preferred and Series C Preferred issued and outstanding shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred or Series C Preferred, as applicable, could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Fractional votes by the holders of Series A Preferred and Series C Preferred shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Series A Preferred or Series C Preferred held by each holder could be converted) be rounded to the nearest whole number.

         6. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred or Series C Preferred, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

         7. Notices. Any notice required by the provisions hereof to be given to the holders of Series A Preferred and Series C Preferred shall be deemed given when deposited in the United States mail, postage prepaid, or delivered to an overnight delivery service, and addressed to each holder of record at his or her address appearing on the books of this Corporation.

         8. Protective Provisions of Series C Preferred. So long as any shares of Series C Preferred are outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least a majority of the then-outstanding shares of such series, voting as a separate class, take any action that:

                  (a) alters the rights, preferences or privileges of such series;

                  (b) creates any new class or series of shares that has a preference over or is on a parity with such series with respect to voting, dividends or liquidation preferences;

                  (c) reclassifies stock into shares having a preference over or on a parity with such series with respect to voting, dividends or liquidation preferences;

                  (d) authorizes any dividend or other distribution with respect to Common Stock (other than a dividend payable in Common Stock or as authorized by Section 2(a) or Section 2(b) with respect to the Series A Preferred);

                  (e) repurchases, redeems or retires any shares of capital stock of the Corporation except as provided in Sections 2(c); or

                  (f)      consummates a Corporate Sale.

                                    ARTICLE V

         The name and mailing address of the sole incorporator is as follows:

                  Name                         Mailing Address
                  ----                         ---------------
                  Janet S. Herman              c/o Morrison & Foerster, LLP
                                               755 Page Mill Road
                                               Palo Alto, CA 94304

                                   ARTICLE VI

         The Corporation is to have perpetual existence.

                                   ARTICLE VII

         Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the

Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                  ARTICLE VIII

         For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of
Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received nay payment for nay of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw adopted by the stockholders entitled to vote of the Corporation unless provisions for such classification shall be set forth in this Certificate of Incorporation.

Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the Certificate of Incorporation shall entitle the holder thereto to the right to vote any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

                                   ARTICLE IX

         The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of Paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

                                    ARTICLE X

         The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

                                   ARTICLE XI

         From time to time any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this
Article XI.

         The undersigned, as the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Law of the State of Delaware, makes this certificate, hereby declaring and certifying that this act and deed and the facts herein stated are true, and accordingly, have hereunto set may hand this 1st day of July, 1996.

                                              ----------------------------------
                                              Janet S. Herman,

                                              Sole Incorporator